Exhibit 99

DOMINION ENERGY, INC.

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended June 30, 2019
(millions, except per share amounts)
Operating Revenue	$14,640

Operating Expenses	12,677

Income from operations	1,963

Other income	1,216

Interest and related charges	1,739

Income from operations including noncontrolling interests before income tax expense	1,440

Income tax expense	514

Net income including noncontrolling interests	926
Noncontrolling interests	57

Net income Attributable to Dominion Energy	$ 869

Earnings Per Common Share
Net income attributable to Dominion Energy - Basic	$ 1.19
Net income attributable to Dominion Energy - Diluted	1.18

VIRGINIA ELECTRIC AND POWER COMPANY

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended June 30, 2019
(millions)
Operating Revenue	$7,945

Operating Expenses	6,411

Income from operations	1,534

Other income	51

Interest and related charges	523

Income before income tax expense	1,062

Income tax expense	183

Net Income	$ 879

DOMINION ENERGY GAS HOLDINGS, LLC

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended June 30, 2019
(millions)
Operating Revenue	$1,866

Operating Expenses	1,557

Income from operations	309

Earnings from equity method investee	20

Other income	136

Interest and related charges	105

Income before income tax expense	360

Income tax expense	77

Net Income	$ 283